CERTIFICATE OF AMENDMENT
                      TO THE ARTICLES OF INCORPORATION OF
                         DATALINK SYSTEMS CORPORATION

Datalink Systems Corporation, a corporation organized and existing under the Nevada General Corporation law, does hereby certify that its Articles of Incorporation are to be amended as follows:

FIRST:    The following Articles of the Corporation's Articles of
          Incorporation are hereby amended to read as follows:

                                   ARTICLE 1
                                     NAME

               The name of the Corporation shall be:  Datalink.net, Inc.

                                  ARTICLE IV
                                 CAPITAL STOCK

               The aggregate number of shares which this Corporation shall have authority to issue is: Fifty Million (50,000,000) shares of $.01 par value each, which shares shall be designated "Common Stock"; and Five Million (5,000,000) shares of $.001 par value each, which shares shall be designated "Preferred Stock", and which may be issued in one or more series at the discretion of the Board of Directors. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designa-tions and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liqui-dation preference, of any series of shares of Preferred Stock and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act.

SECOND: The foregoing Amendments were adopted by written unanimous consent of the Board of Directors of the Corporation on May 17, 1999, in accordance with the provisions of Sections 78.315.2 and 78.390.1
          (a) of the Nevada General Corporation Law.

THIRD: The foregoing Amendments were approved by the affirmative vote of holders of shares representing a majority of the voting power of each class or series of the Corporation's voting shares on June 22, 1999, in accordance with the provisions of Section
          78.320.2 and 78.390.1(b) of the Nevada General Corporation Law.

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IN WITNESS WHEREOF, Datalink Systems Corporation has caused this Certificate of Amendment to be signed and acknowledged by its President and Secretary this 6th day of July 1999.

DATALINK SYSTEMS CORPORATION


By:/s/ Anthony N. LaPine
   Anthony N. LaPine, President


By:/s/ Sara A. Fiscus
   Sara A. Fiscus, Secretary